Exhibit 24(b)(8.110)

SELLING AND SERVICES AGREEMENT
AND
FUND PARTICIPATION AGREEMENT

THIS AGREEMENT, made and entered into as of this 8th day of November, 2007 by and among ING Life Insurance and Annuity Company (“ING Life”), ING Financial
Advisers, LLC (“ING Financial”) (collectively, “ING”), NYLIFE Distributors LLC
(“NYLIFE Distributors”) and NYLIM Service Company LLC (“NSC”) (“NYLIFE
Distributors and NSC are collectively referred to herein as “Fund Service Provider”), acting as agent for the registered open-end management investment companies whose shares are or may be underwritten by Fund Service Provider (each a “Fund” or collectively the “Funds”).

WHEREAS, NYLIFE Distributors LLC acts as principal underwriter for the Funds and NSC acts as transfer agent for the Funds; and

WHEREAS, ING Life is an insurance company that issues annuity contracts to, and/or provides various recordkeeping and other administrative services to, certain plans under Sections 401, 403(b), 457 or 408 of the Internal Revenue Code of 1986, as
amended (“Code”), certain nonqualified deferred compensation arrangements, and custodial accounts under Section 403(b)(7) or 408 of the Code (collectively, “Plans”);
and

WHEREAS, such Plans may invest in the Funds directly, or alternatively, certain of such Plans may invest in the Funds indirectly through annuity contracts and funding agreements issued by ING Life (the “Contracts”); and

WHEREAS, ING Life has established separate accounts: Variable Annuity
Accounts B, C, F, I and Separate Account D and may establish such other accounts as may be set forth in Schedule A attached hereto (the “Separate Accounts”) to serve as an investment vehicle for the Contracts; and

WHEREAS, ING Life will provide various administrative and shareholder services in connection with the investment by the Plans in the Funds or in the Contracts; and

WHEREAS, ING Financial will distribute to Plans shares of the Funds or units of the Separate Accounts that may in turn invest in the Funds;

NOW, THEREFORE, it is agreed as follows:

1. Investment of Plan Assets.

     (a) With respect to Plans that invest in the Funds directly, ING Financial represents that it is authorized under the Plans to implement the investment of Plan assets in the name of an appropriately designated nominee of each Plan (“Nominee”) in shares of investment companies or other investment vehicles specified by a sponsor, an investment adviser, an administrative committee, or other fiduciary as designated by a Plan (“Plan Representative”) upon the direction of a Plan participant or beneficiary

(“Participant”). The parties acknowledge and agree that selections of particular investment companies or other investment vehicles are made by Plan Representatives or
Participants, who may change their respective selections from time to time in accordance with the terms of the Plan.

(b) With respect to Plans that invest in the Funds indirectly through the
Contracts, ING Life represents that each of the Separate Accounts is a separate account under Connecticut Insurance law and that it has registered or will register each of the
Separate Accounts (except for such Accounts for which no such registration is required)
as a unit investment trust under the Investment Company Act of 1940 (the “1940 Act”), to serve as an investment vehicle for the Contracts. Each Contract provides for the allocation of net amounts received by ING Life to a Separate Account for investment in the shares of one or more specified open-end management investment companies available through that Separate Account as underlying investment media. Selection of a particular investment management company and changes therein from time to time are made by the contract owner or Participant, as applicable under a particular Contract.

2.	Omnibus Account.

The parties agree that, with respect to each Fund, a single omnibus account held in the name of the Nominee shall be maintained for those Plan assets directed for investment directly in the Fund, and a single omnibus account held in the name of ING
Life shall be maintained for those Plan assets directed for investment in the Fund through the Contracts (collectively, the “Accounts.”) ING Life as issuer of the Contracts or as service agent for the Plans, shall facilitate purchase and sale transactions with respect to the Accounts in accordance with the Agreement.

3. Services to be Performed by ING.

     ING may be responsible for performing shareholder account servicing functions, which shall include without limitation:

(a) making the funds available under the Contracts or other arrangements offered by ING;

(b) assisting in processing customer purchase and redemption requests;

(c) answering customer inquiries regarding account status and history;

(d) assisting customers in designating and changing dividend options, account designations and addresses;

(e) adopting and maintaining appropriate security measures for identifying customers;

(f) providing periodic statements showing a customer’s account balances and, to the extent practicable, integration of such information with other customer transactions otherwise effected with or through the ING;

(g)	furnishing (either separately or on an integrated basis with other reports sent to a customer by ING) statements and confirmations of all purchases and redemption requests as may be required by agreement between ING and the customers;
(h)	processing customer purchase and redemption requests for Shares and placing purchase and redemption instructions with the Funds’ transfer agent, including any designee thereof, (“Transfer Agent”) in the manner described in Section 6 hereof;
(i)	providing subaccounting services and maintaining accurate subaccounting records regarding Shares beneficially owned by customers;
(j)	updating customer records to reflect dividend payments;
(k)	transmitting proxy statements, annual and semi-annual reports, the Funds’ then current prospectuses (in each case, the “Prospectus”) and other communications from the Funds to customers as may be required by law and by agreement between ING and the customers; and
(l)	providing such other related services upon which the Fund Service Provider and ING may mutually agree.

ING shall provide all personnel, facilities and equipment reasonably necessary in order for it to perform the functions described in this paragraph with respect to its Customers.
ING shall exercise reasonable care in performing all such services.

4. Pricing Information, Orders, Settlement.

     (a) Fund Service Provider will make shares available to be purchased by the Nominee or by ING Life, as applicable, on behalf of the Accounts, at the net asset value applicable to each order; provided, however, that the Plans or the Separate Accounts meet the criteria for purchasing shares of the Funds at net asset value as described in the Funds’ prospectuses. Fund shares shall be purchased and redeemed on a net basis for such Plans or such Separate Accounts in such quantity and at such time determined by ING or the Nominee to correspond with investment instructions received by ING from contract owners, Plan Representatives or Participants, provided, however, that the Board of Trustees/Directors of the Fund (hereinafter the “Trustees/Directors”) may upon reasonable notice to ING, refuse to sell shares of any Funds to any person, or suspend, or terminate the offering of any shares of Funds if such action is required by law or by regulatory authorities having jurisdiction or is, in the sole discretion of the Trustees/Directors, acting in good faith and in the best interests of the shareholders of the Fund shares and is acting in compliance with their fiduciary obligations under federal and/or any applicable state laws.

(b) Fund Service Provider agrees to furnish or cause to be furnished to ING
Financial for each Fund: (i) confirmed net asset value information as of the close of trading (normally 4:00 p.m., East Coast time) on the New York Stock Exchange (“Close of Trading”) on each business day that the New York Stock Exchange is open for business (“Business Day”) or at such other time as the net asset value of a Fund is calculated as disclosed in the relevant then current prospectus(es) in a format that includes the Fund’s name and the change from the last calculated net asset value, (ii) dividend and capital gains information as it arises, and (iii) in the case of a fixed income fund, the daily accrual or the distribution rate factor. Fund Service Provider shall use its reasonable best efforts to provide or cause to be provided to ING Financial such information by 6:30 p.m. , but in no event shall such information be provided later than 7:00 p.m., East Coast time.

     (c) ING Financial, as agent for the Funds solely for the purposes expressed herein shall receive from contract owners, Plan Representatives or Participants for acceptance as of the Close of Trading on each Business Day orders for the purchase of shares of the Funds, exchange orders, and redemption requests and redemption directions with respect to shares of the Funds held by the Nominee or by ING Life on behalf of its Separate Accounts (“Instructions”). In addition, ING Financial shall (i) transmit to Fund Service Provider such Instructions no later than 9:00 a.m., East Coast time on the next following Business Day, and (ii) upon acceptance of any such Instructions, communicate such acceptance to the contract owners, Plan Representatives or Plan Participants, as appropriate (“Confirmation”). The Business Day on which such Instructions are received in proper form by ING Financial and time stamped by the Close of Trading will be the date as of which Fund shares shall be deemed purchased, exchanged, or redeemed as a result of such Instructions (“Trade Date”). Instructions received in proper form by ING Financial and time stamped after the Close of Trading on any given Business Day shall be treated as if received on the next following Business Day. ING Financial agrees that all Instructions received by ING Financial, which will be transmitted to Fund Service Provider for processing as of a particular Business Day, will have been received and time stamped prior to the Close of Trading on that previous Business Day.

     (d) ING Financial will wire payment, or arrange for payment to be wired, for such purchase orders, in immediately available funds, to a Fund custodial account or accounts designated by Fund Service Provider, as soon as possible, but in any event no later than 4:00 p.m., East Coast time on the same Business Day after the Trade Date.

     (e) Fund Service Provider or its designees will wire payment, or arrange for payment to be wired, for redemption orders, in immediately available funds, to an account or accounts designated by ING Financial, as soon as reasonably possible, but in no event later than 4:00 p.m. East Coast time on the next Business Day on which such purchase orders are made by ING in conformance with Section 4(c).

     (f) In lieu of applicable provisions set forth in paragraphs 4(c) through 4(e) above, the parties may agree to execute orders and wire payments for purchases and redemptions through National Securities Clearing Corporation’s Fund/SERV System, in which case such activities will be governed by the provisions set forth in Exhibit I to this Agreement. In addition, the parties may also provide pricing information in accordance with Exhibit I.

     (g) Upon Fund Service Provider’s request, ING shall provide copies of historical records relating to transactions between the Funds and the contract owners, Plan Representatives or Participants investing in such Funds, written communications regarding the Funds to or from such persons, and other materials, in each case, as may reasonably be requested to enable Fund Service Provider or any other designated entity, including without limitation, auditors, investment advisers, or transfer agents of the Funds to monitor and review the services being provided under this Agreement, or to comply with any request of a governmental body or self-regulatory organization or a shareholder. ING also agrees that ING will permit Fund Service Provider or the Funds, or any duly designated representative to have reasonable access to ING’s personnel and records in order to facilitate the monitoring of the quality of the services being provided under this Agreement.

     (h) ING Financial shall assume responsibility as herein described for any loss to Fund Service Provider or to a Fund caused by a cancellation or correction made to an Instruction by a contract owner, Plan Representative or Participant subsequent to the date as of which such Instruction has been received by ING Financial and originally relayed to Fund Service Provider, and ING Financial will immediately pay such loss to Fund Service Provider or such Fund upon ING Financial’s receipt of written notification, with supporting data.

     (i) Fund Service Provider shall indemnify and hold ING harmless, from the effective date of this Agreement, against any amount ING is required to pay to contract owners, Plans, Plan Representatives or Participants due to: (i) an incorrect calculation of a Fund’s daily net asset value, dividend rate, or capital gains distribution rate or (ii) incorrect or late reporting of the daily net asset value, dividend rate, or capital gain distribution rate of a Fund, upon written notification by ING, with supporting data, to Fund Service Provider. In addition, the Fund or the Fund Service Provider shall be liable to ING for systems and out of pocket costs incurred by ING in making a contract owner’s, a Plan’s or a Participant's account whole, if such costs or expenses are a result of the Fund's failure to provide timely or correct net asset values, dividend and capital gains or financial information. If a mistake is caused in supplying such information or confirmations, which results in a reconciliation with incorrect information, the amount required to make a contract owner’s or a Plan’s or a Participant's account whole shall be borne by the party providing the incorrect information, regardless of when the error is corrected.

     (j) Each party shall notify the other of any errors or omissions in any information, including a net asset value and distribution information set forth above, and interruptions in or delay or unavailability of, the means of transmittal of any such information as promptly as possible. ING Financial and Fund Service Provider agree to maintain reasonable errors and omissions insurance coverage commensurate with each party’s respective responsibilities under this Agreement.

5. Servicing Fees.

     The provision of shareholder and administrative services to contract owners or to the Plans shall be the responsibility of ING Financial, ING Life or the Nominee and shall not be the responsibility of Fund Service Provider. The Nominee, or ING Life on behalf of its Separate Accounts, will be recognized as the sole shareholder of Fund shares purchased under this Agreement. It is further recognized that there will be a substantial savings in administrative expense and recordkeeping expenses by virtue of having one shareholder rather than multiple shareholders. In consideration of the administrative savings resulting from such arrangement, Fund Service Provider agrees to pay to ING Life a servicing fee based on the annual rate as set forth in Schedule B of the average net assets invested in the Funds through the Contracts or through ING Life’s arrangements with Plans in each calendar quarter. ING Financial agrees to provide to Service Provider, on a best efforts basis by the seventh day but no later than the tenth day of each month, (1) a report which indicates the number of its customers holding Shares of each Fund through each Account as of the last day of the prior month and (2) such other information as Service Provider or its designee may reasonably request. Fund Service Provider will make such payments to ING Life within thirty (30) days after the end of each calendar quarter. Each payment will be accompanied by a statement showing the calculation of the fee payable to ING Life for the quarter and such other supporting data as may be reasonably requested by ING Life. If required by a Plan or by applicable law, ING Life shall have the right to allocate to a Plan or to Participant accounts in a Plan all or a portion of such servicing fees, or to use servicing fees it collects from Fund Service Provider to offset other fees payable by the Plan to ING Life.

6. 12b-1 Fees.

     (a) To compensate ING Financial for its distribution of Fund Shares, Fund Service Provider shall make quarterly payments to ING Financial based on the annual rate as set forth in Schedule B of the average net assets invested in the Funds through the Contracts or through ING Life’s arrangements with Plans in each calendar quarter. Fund Service Provider will make such payments to ING Financial within thirty (30) days after the end of each calendar quarter. Each payment will be accompanied by a statement showing the calculation of the fee payable to ING Financial for the quarter and such other supporting data as may be reasonably requested by ING Financial. If required by a Plan or by applicable law, ING Financial shall have the right to allocate to a Plan or to Participant accounts in a Plan all or a portion of such 12b-1 fees, or to use 12b-1 fees it collects from Fund Service Provider to offset other fees payable by the Plan to ING Financial. The parties agree that Fund Service Provider’s agreement herein to pay fees that are subject (as indicated on the Fund Schedule) to a plan adopted pursuant to Rule 12b-1 (the “Rule 12b-1 Plan”) under the 1940 Act, that this Agreement: (a) will only renew each year so long as such renewal is approved by a vote of the governing board of each Fund (including a majority of the “non-interested” board members (as defined in the 1940 Act) who have no direct or indirect financial interest in the operation of the Rule 12b-1 Plan or this Agreement (“Independent Board Members”), (b) may be terminated at any time, without the payment of any penalty, by vote of a majority of the Independent Board Members, (c) may be terminated by vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Fund on not more than 60 days’ written notice, and (d) will automatically terminate upon assignment of this Agreement. Furthermore, the parties understand that the Funds’ governing boards will review, at least quarterly, a written report of the amounts expended pursuant to this Agreement and the purposes for which such expenditures were made. In connection with such reviews, ING Financial will furnish such information as Fund Service Provider may reasonably request.

     (b) ING Financial agrees that any compensation paid under this Agreement that is subject to a Rule 12b-1 Plan shall be paid only as consideration for “distribution” or “service” activities permitted by the Rule 12b-1 Plan and by applicable law, rules and regulations, and shall not be paid for any transfer agent or sub-transfer agent services.” ING Financial represents, warrants and covenants that it is registered as a broker-dealer under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or that it is exempt from such registration, and that it is a member of the Financial Industry Regulatory Authority (“FINRA”), or that it is exempt from FINRA membership. ING Financial agrees that it will immediately advise Fund Service Provider of any termination or suspension of its broker-dealer registration or FINRA membership or its exemption therefrom. ING Financial agrees to abide by the FINRA’s Conduct Rules, MSRB’s Rules (where applicable), as well as all applicable state and federal laws and rules and regulations of authorized regulatory agencies thereunder, including all compensation disclosure obligations imposed on pursuant to FINRA Rule 2830 and Rule 10b-10 under the Exchange Act. ING Financial agrees not to offer or sell any Fund shares except under circumstances that will result in compliance with such laws, rules and regulations.

7. Expenses.

     Except as otherwise agreed in writing, ING shall bear all other expenses incidental to the performance of the services described herein. Fund Service Provider shall, however, provide ING, or at ING’s request, the Plan, with such sufficient copies of relevant prospectuses for all Participants making an initial Fund purchase as well as relevant prospectuses, prospectus supplements and periodic reports to shareholders, and other material as shall be reasonably requested by ING to disseminate to Plan participants who purchase shares of the Funds. In addition, Fund Service Provider shall make available for reimbursement all costs incurred by ING Life associated with proxies for the Fund, including proxy preparation, group authorization letters, programming for tabulation and necessary materials (including postage).

8. Termination.

This Agreement shall terminate as to the maintenance of the Account:

     (a) At the option of either ING Life, ING Financial or Fund Service Provider upon six (6) months advance written notice to the other parties;

     (b) At the option of ING Life or ING Financial, if shares of the Funds are not available for any reason to meet the investment requirements of the Contracts or the Plans; provided, however, that prompt advance notice of election to terminate shall be furnished by the terminating entity;

     (c) At the option of either ING Financial or Fund Service Provider, upon institution of formal disciplinary or investigative proceedings against ING Financial, Fund Service Provider or the Funds by the Financial Industry Regulatory Authority (“FINRA”), SEC, or any other regulatory body;

     (d) At the option of Fund Service Provider, if Fund Service Provider shall reasonably determine in good faith that shares of the Funds are not being offered in conformity with the terms of this Agreement;

     (e) At the option of ING, upon termination of the management agreement between the Fund and its investment adviser; written notice of such termination shall be promptly furnished to ING;

     (f) Upon the determination of ING Life to substitute for the Fund’s shares the shares of another investment company in accordance with the terms of the applicable Contracts. ING Life will give 60 days’ written notice to the Fund and the Fund Service Provider of any decision to replace the Fund’s shares;

     (g) Upon assignment of this Agreement by any party, unless made with the written consent of all other parties hereto; provided, however, that ING Financial and ING Life may assign, without consent of Fund Service Provider, their respective duties and responsibilities under this Agreement to any of their affiliates, and provided, further, that ING Financial or ING Life may enter into subcontracts with other dealers for the solicitation of sales of shares of the Funds without the consent of Fund Service Provider, or

     (h) If the Fund’s shares are not registered, issued or sold in conformance with federal law or such law precludes the use of Fund shares as an investment vehicle for the Contracts or the Plans; provided, however, that prompt notice shall be given by any party should such situation occur.

9. Continuation of Agreement.

     Termination as the result of any cause listed in Section 8 hereof shall not affect the Funds’ respective obligations to continue to maintain the Account as an investment option for Contracts then in force for which its shares serve or may serve as the underlying medium, or for Plans electing to invest in the Funds prior to the termination of this Agreement. For avoidance of doubt, servicing fee will continue to be payable under the terms in section 5 (Servicing Fees) after the termination, for as long as fund assets are held through the contracts or through ING Life’s arrangement with plans.

10. Advertising and Related Materials.

     (a) Advertising and literature with respect to the Funds prepared by ING Financial or the Nominee or its agents for use in marketing shares of the Funds to contract owners or Plans (except any material that simply lists the Funds’ names) shall be submitted to Fund Service Provider for review and approval before such material is used with the general public or any contract owner, Plan, Plan Representative, or Participant. Fund Service Provider shall advise the submitting party in writing within three (3) Business Days of receipt of such materials of its approval or disapproval of such materials.

     (b) Fund Service Provider will provide to ING at least one complete copy of all prospectuses, statements of additional information, annual and semiannual reports and proxy statements, other related documents, and all amendments or supplements to any of the above documents that relate to the Funds promptly after the filing of such document with the SEC or other regulatory authorities. Fund Service Provider will also provide to ING an electronic copy of all prospectuses, statements of additional information, annual and semiannual reports, and all amendments or supplements suitable for posting on ING's websites at our discretion. ING Financial and its agents shall not make representations concerning a Fund except those contained in the Funds’ prospectus, or in current advertising materials or sales literature furnished or approved in writing in advance by the Fund or its principal underwriter. ING Financial will not use the words “Eclipse”; “ICAP”; “MacKay Shields”; “MainStay”; “New York Life”; “NYLIFE”; “NYLIM”; or the names of their affiliates, or any combination thereof, or make any other references to a Fund or its adviser or principal underwriter whether in writing, by radio or television, or through any other advertising media, without Fund Agent's prior written approval.

     (c) Fund Service Provider will provide via Excel spreadsheet diskette format or in electronic transmission to ING at least quarterly portfolio information necessary to update Fund profiles within seven business days following the end of each quarter.

11. Proxy Voting.

     ING or the Nominee will distribute to contract owners, Plan Representatives or Participants all proxy materials furnished by Fund Service Provider or its designees for the Funds. ING and the Nominee shall not oppose or interfere with the solicitation of proxies for Fund shares held for such beneficial owners.

12. Indemnification.

     (a) ING agrees to indemnify and hold harmless the Funds, Fund Service Provider and each of their directors, officers, employees, agents and each person, if any, who controls the Funds or their investment adviser within the meaning of the Securities Act of 1933 (“1933 Act”) against any losses, claims, damages or liabilities to which the Funds, Fund Service Provider or any such director, officer, employee, agent, or controlling person may become subject, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) (i) arise out of, or are based upon, the provision of services by ING Life under this Agreement, or (ii) result from a breach of a material provision of this Agreement. ING will reimburse any legal or other expenses reasonably incurred by Fund Service Provider or any such director, officer, employee, agent, or controlling person in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that ING will not be liable for indemnification hereunder to the extent that any such loss, claim, damage, liability or action arises out of or is based upon the gross negligence or willful misconduct of Fund Service Provider or any such director, officer, employee, agent or any controlling person herein defined in performing their obligations under this Agreement.

(b) Fund Service Provider agrees to indemnify and hold harmless each of ING
Financial and ING Life, the Nominee and each of their directors, officers, employees,

agents and each person, if any, who controls ING Financial and ING Life and the Nominee within the meaning of the 1933 Act against any losses, claims, damages or liabilities to which ING Financial or ING Life, the Nominee, or any such director, officer, employee, agent or controlling person may become subject, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) (i) arise out of or are based upon any untrue statement of any material fact contained in the registration statement, prospectus or sales literature of the Funds or arise out of, or are based upon, the omission or the alleged omission to state a material fact that is necessary to make the statements therein not misleading or (ii) result from a breach of a material provision of this Agreement. Fund Service Provider will reimburse any legal or other expenses reasonably incurred by ING Financial or ING Life, the Nominee, or any such director, officer, employee, agent, or controlling person in connection with investigation or defending any such loss, claim, damage, liability or action; provided, however, that will not be liable for indemnification hereunder to the extent that any such loss, claim, damage or liability arises out of, or is based upon, the gross negligence or willful misconduct of ING Financial or ING Life, the Nominee or their respective directors, officers, employees, agents, or any controlling person herein defined in the performance of their obligations under this Agreement.

     (c) Promptly after receipt by an indemnified party hereunder of notice of the commencement of action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party hereunder, notify the indemnifying party of the commencement thereof, but the omission so to notify the indemnifying party will not relieve it from any liability that it may have to any indemnified party otherwise than under this Section 12. In case any such action is brought against any indemnified party, and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein and, to the extent that it may wish to, assume the defense thereof, with counsel satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of its election to assume the defense thereof, the indemnifying party will not be liable to such indemnified party under this Section 12 for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation.

This section shall survive after termination of this agreement.

13. Representations and Warranties.

(a) Representations of ING Life. ING Life represents and warrants:

     (i) that it (1) is a life insurance company organized under the laws of the State of Connecticut, (2) is in good standing in that jurisdiction, (3) is in material compliance with all applicable federal and state insurance laws, (4) is duly licensed and authorized to conduct business in every jurisdiction where such license or authorization is required, and will maintain such license or authorization in effect at all times during the term of this Agreement, and (5) has full authority to enter into this Agreement and carry out its obligations pursuant to it terms; and

     (ii) that it is authorized under the Plans to (1) provide administrative services to the Plans and (2) facilitate transactions in the Fund through the Account.

(b) Representations of ING Financial. ING Financial represents and warrants:

     (i) that it (1) is a member in good standing of the FINRA, (2) is registered as a broker-dealer with the SEC, and (3) will continue to remain in good standing and be so registered during the term of this Agreement;

     (ii) that it (1) is a limited liability company duly organized under the laws of the State of Delaware , (2) is in good standing in that jurisdiction, (3) is in material compliance with all applicable federal, state and securities laws, (4) is duly registered and authorized to conduct business in every jurisdiction where such registration or authorization is required, and will maintain such registration or authorization in effect at all times during the term of this Agreement, and (5) has full authority to enter into this Agreement and carry out its obligations pursuant to the terms of this Agreement;

     (iii) that it is authorized under the Plans to make available investments of Plan assets in the name of the Nominee of each Plan or in the name of ING Life in shares of investment companies or other investment vehicles specified by Plan Representatives or Participants; and

     (iv) that it will not, without the written consent of Fund Service Provider, make representations concerning shares of the Funds except those contained in the then-current prospectus and in the current printed sales literature approved by either the Fund or Fund Service Provider.

     (c) Representations of Fund Service Provider. Fund Service Provider represents and warrants:

     (i) that the Funds (1) are duly organized under the laws of the various states, (2) are in good standing in such jurisdictions, (3) are in material compliance with all applicable federal, state and securities laws, and (4) are duly licensed and authorized to conduct business in every jurisdiction where such license or authorization is required;

     (ii) that the shares of the Funds are registered under the 1933 Act, duly authorized for issuance and sold in compliance with the laws of the States and all applicable federal, state, and securities laws; that the Funds amend their registration statements under the 1933 Act and the 1940 Act from time to time as required or in order to effect the continuous offering of its shares; and that the Funds have registered and qualified its shares for sale in accordance with the laws of each jurisdiction where it is required to do so;

     (iii) that the Funds are currently qualified as regulated investment companies under Subchapter M of the Internal Revenue Code of 1986, as amended, and will make every effort to maintain such qualification, and that Fund Service Provider will notify ING Financial and ING Life immediately upon having a reasonable basis for believing that any of the Funds have ceased to so qualify or that any might not qualify in the future;

     (iv) that Distributor (1) is a member in good standing of the FINRA, (2) is registered as a broker-dealer with the SEC, and (3) will continue to remain in good standing and be so registered during the term of this Agreement; and

     (v) that each Fund Service Provider (1) is a corporation duly organized under the laws of the State of Delaware (2) is in good standing in that jurisdiction, (3) is in material compliance with all applicable federal, state, and securities laws, (4) is duly registered and authorized in every jurisdiction where such license or registration is required, and will maintain such registration or authorization in effect at all times during the term of this Agreement, and (5) has full authority to enter into this Agreement and carry out its obligations pursuant to the terms of this Agreement

14. Governing Law.

     This Agreement and all the rights and obligations of the parties shall be governed by and construed under the laws of the State of New York without giving effect to the principles of conflicts of laws and the provisions shall be continuous.

15. Miscellaneous.

     (a) Amendment and Waiver. Neither this Agreement nor any provision hereof may be amended, waived, discharged or terminated orally, but only by an instrument in writing signed by all parties hereto.

     (b) Anti-Money Laundering. Each of the parties to this Agreement will establish and maintain programs, policies and procedures as required by federal, state or local law to detect and prevent money laundering. Each party shall cooperate with the others to the extent required by law to facilitate implementation of each other's anti-money laundering (AML) program, which may include annual AML compliance certifications, periodic AML due diligence reviews and/or other requests deemed necessary to ensure compliance with the AML regulations.

     (c) Restrictions on “Excessive Trading.” ING has adopted its own excessive trading policy, a copy of which is attached as Exhibit II (“Market Timing Policy”). ING does not monitor trading in fund shares on behalf of, or in accordance with disclosed policies of, any fund groups; however, ING monitors individual Participant and contract owner trading in accordance with its Market Timing Policy. ING will use its best efforts, and shall reasonably cooperate with the Fund Service Provider and the Funds, to enforce both its Market Timing Policy and stated policies in a Fund’s currently effective Prospectus or Statement of Additional Information regarding transactions in Fund shares, including those related to market timing and excessive trading. ING will execute any instructions from the Fund Service Provider or the Funds to restrict or prohibit further purchases or exchanges of Fund shares by an individual participant or contract owner who has been identified by the Funds as having engaged in transactions in Fund shares that violate market timing policies established by the Funds. The parties shall use their best efforts, and shall reasonably cooperate with each other to prevent future market timing and frequent trading and will enter into an information sharing agreement as required by Rule 22c-2 under the 1940 Act.

     (d) Notices. All notices and other communications hereunder shall be given or made in writing and shall be delivered personally, or sent by telex, facsimile, express delivery or registered or certified mail, postage prepaid, return receipt requested, to the party or parties to whom they are directed at the following address, or at such other addresses as may be designated by notice from such party to all other parties.

To ING Financial/ING:

ING Financial Advisers, LLC/ING Life Insurance and Annuity Company
One Orange Way, B3N
Windsor, CT 06095-4774
Attention: Michael Eldredge (860) 580-2591
Worksite Investment Products

To NSC:

NYLIM Service Company LLC
169 Lackawanna Ave
Parsippany, New Jersey 07054
Attention: Robert E. Brady
Facsimile No.: 973-394-4656
with a copy to Marguerite E.H. Morrison, at the same address.

To NYLIFE Distributors:

NYLIFE Distributors LLC
169 Lackawanna Ave
Parsippany, New Jersey 07054
Attention: Kathy Day

with a copy to Marguerite E.H. Morrison, at the same address.

Any notice, demand or other communication given in a manner prescribed in this
Subsection (d) shall be deemed to have been delivered on receipt.

     (e) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

     (f) Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any party hereto may execute this Agreement by signing any such counterpart.

     (g) Severability. In case any one or more of the provisions contained in this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way affected or impaired thereby.

     (h) Entire Agreement. This Agreement constitutes the entire agreement and understanding between the parties hereto relating to the subject matter hereof, and supersedes all prior agreement and understandings relating to such subject matter.

* * *

IN WITNESS WHEREOF, the undersigned have executed this Agreement by their duly authorized officers as of the date first written above.

ING LIFE INSURANCE AND ANNUITY COMPANY

By /s/ Michael C. Eldridge
Name Michael C. Eldridge
Title Vice President

ING FINANCIAL ADVISERS, LLC

By /s/ David A. Kelsey
Name David A. Kelsey
Title V.P. B/D Operations

FUND SERVICE PROVIDER

NYLIFE Distributors LLC

By /s/ Michael Coffey
Name Michael Coffey
Title Managing Director

NYLIM Service Company LLC

By /s/ Robert Brady
Name Robert Brady
Title President

SCHEDULE A

For any additional separate accounts

SCHEDULE B

Rule 12b-1 fees payable to ING in consideration of distribution-related services described in SELLING AND SERVICES AGREEMENT AND FUND
PARTICIPATION AGREEMENT:

The following fees are applicable under the terms of this Agreement only. The payment of these fees are solely for the provision of services under this Agreement, and do not correspond to any fees that may be paid for services provided under any other agreement between or among ING or its affiliates and Fund
Service Provider or its affiliates, with respect to the available series and classes of open-end investment companies sponsored, advised or administered by New York Life Investment Management LLC for which
NYLIFE Distributors LLC serves as principal underwriter. Compensation for the sale and/or servicing of such shares shall be in accordance with the terms of the current prospectus and the following table:

Class	Dealer Reallowance on Purchases[1]	Distribution and/or
Service
(Rule 12b-1 Plan) Fees
A	As provided in current prospectus/statement of additional	____% per annum[2]
information
I	N/A	N/A
R1**	N/A	N/A
R2**	N/A	____% per annum[2]
R3**	N/A	_____% per annum

** Under the terms of certain Funds’ shareholder services plans, Class R1, R2 and R3 shares are authorized to pay shareholder service fees to service providers at the rate of ___% per annum. Such fees are for services that are in addition to any services that may be provided under the Class R2 and R3 Rule 12b-1
Plans.

1 Initial purchases of less than $1,000,000 or subsequent purchases in an account with a balance less than $1,000,000.

[2]	After commissionable sales are held in a shareholder’s account for one year or more. Payment is subject to continued effectiveness of the Fund’s Rule 12b-1 Plan.

Sub-transfer agency fees payable to ING in consideration of sub-transfer agency-
related services described in SELLING AND SERVICES AGREEMENT AND
FUND PARTICIPATION AGREEMENT:

MainStay Funds Class A Shares
Service Organization’s compensation shall be an annual sub-transfer agency fee of ____% of the average daily net assets held in the account, calculated and payable quarterly for the funds listed below:

Fund Name	CUSIP	TICKER
MainStay All Cap Growth Fund	278846522	MAAAX
MainStay Balanced Fund	278846431	MBNAX
MainStay Capital Appreciation Fund	56062F665	MCSAX
MainStay International Equity Fund	56062F681	MSEAX
MainStay Small Cap Opportunity Fund	278846258	MOPAX
MainStay High Yield Corporate Bond Fund	56062F772	MHCAX
MainStay Value Fund	56062F814	MVAAX
MainStay Large Cap Growth Fund	56062X674	MLAAX
MainStay MAP Fund	56062F210	MAPAX
MainStay Mid Cap Growth	56062F178	MMCPX
MainStay Mid Cap Opportunity Fund	278846290	MMOAX
MainStay Mid Cap Value Fund	56062F491	MYIAX
MainStay Small Cap Growth Fund	56062F525	MSMAX
MainStay Small Cap Value Fund	56062F566	MSPAX
MainStay ICAP International Fund	448926501	ICEVX
MainStay ICAP Select Equity	448926873	ICSRX
MainStay ICAP Equity Fund	448926824	ICAUX
MainStay Growth Allocation	27885C106	MGXAX
MainStay Moderate Allocation	278846183	MMRAX
MainStay Moderate Growth Allocation	278846142	MGDAX
MainStay Conservative Allocation	278846233	MCKAX
MainStay 130/30 Core Fund	27885C544	MYCTX
MainStay 130/30 Growth Fund	27885C478	MYGAX

Service Organization’s compensation shall be an annual sub-transfer agency fee of ___% of the average daily net assets held in the account, calculated and payable quarterly for the funds listed below:

Fund Name	CUSIP	TICKER
MainStay Floating Rate Fund	56062X757	MXFAX
MainStay Diversified Income Fund	56062F657	MASAX
MainStay Government Fund	56062F764	MGVAX
MainStay Tax Free Bond Fund	56062F756	MTBAX
MainStay Convertible Fund	56062F780	MCOAX
MainStay Total Return Fund	56062F798	MTRAX
MainStay Global High Income Fund	56062F475	MGHAX
MainStay Common Stock Fund	56062F541	MSOAX

MainStay S&P 500 Index Fund	278846274	MSXAX
MainStay Indexed Bond Fund	278846381	MIXAX
MainStay Intermediate Term Bond Fund	278846373	MTMAX
MainStay Short Term Bond Fund	278846266	MSTAX
MainStay Income Manager Fund	278846456	MATAX
MainStay Retirement 2010 Fund	27885C825	MYRAX
MainStay Retirement 2020 Fund	27885C767	MYROX
MainStay Retirement 2030 Fund	27885C718	MRTTX
MainStay Retirement 2040 Fund	27885C650	MSRTX
MainStay Retirement 2050 Fund	27885C593	MSRLX

MainStay Funds Class I Shares

Service Organization’s compensation shall be an annual sub-transfer agency fee of ___% of the average daily net assets held in the account, calculated and payable quarterly for the funds listed below:

Fund Name	CUSIP	TICKER
MainStay All Cap Growth Fund	278846886	MATIX
MainStay Balanced Fund	278846209	MBAIX
MainStay Capital Appreciation Fund	56062X401	MCPIX
MainStay International Equity Fund	56062X807	MSIIX
MainStay Small Cap Opportunity Fund	278846100	MOPIX
MainStay High Yield Corporate Bond Fund	56062X708	MHYIX
MainStay Value Fund	56062X831	MVAIX
MainStay Large Cap Growth Fund	56062X641	MLAIX
MainStay MAP Fund	56062F228	MUBFX
MainStay Mid Cap Growth	56062X690	MMGOX
MainStay Mid Cap Opportunity Fund	278846407	MMOIX
MainStay Mid Cap Value Fund	56062X765	MMVIX
MainStay Small Cap Value Fund	56062X682	MSVVX
MainStay ICAP International Fund	448926402	ICEUX
MainStay ICAP Select Equity Fund	448926303	ICSLX
MainStay ICAP Equity Fund	448926204	ICAEX
MainStay Growth Allocation	27885C403	MGXIX
MainStay Moderate Allocation	278846159	MMRIX
MainStay Moderate Growth Allocation	278846118	MGDIX
MainStay Conservative Allocation	278846191	MCKIX
MainStay 130/30 Core Fund	27885C528	MYCIX
MainStay 130/30 Growth Fund	27885C452	MYGIX

Service Organization’s compensation shall be an annual sub-transfer agency fee of ___% of the average daily net assets held in the account, calculated and payable quarterly for the funds listed below:

Fund Name	CUSIP	TICKER

3

MainStay Floating Rate Fund	56062X724	MXFIX
MainStay Diversified Income Fund	56062X500	MSDIX
MainStay Government Fund	56062X609	MGOIX
MainStay Total Return Fund	56062X849	MTOIX
MainStay Common Stock Fund	56062X716	MSOIX
MainStay S&P 500 Index Fund	278846860	MSPIX
MainStay Indexed Bond Fund	278846779	MIXIX
MainStay Intermediate Term Bond Fund	278846795	MTMIX
MainStay Short Term Bond Fund	278846712	MSTIX
MainStay Income Manager Fund	278846506	MASIX
MainStay Retirement 2010 Fund	27885C817	MYRIX
MainStay Retirement 2020 Fund	27885C759	MYRTX
MainStay Retirement 2030 Fund	27885C692	MRTIX
MainStay Retirement 2040 Fund	27885C643	MSRYX
MainStay Retirement 2050 Fund	27885C585	MSRMX

MainStay Funds Class R1 Shares
Service Organization’s compensation shall be a combination of an annual shareholder service fee of ___% and a sub-transfer agency fee of ___% of the average daily net assets held in the account, calculated and payable quarterly for the funds listed below:

Fund Name	CUSIP	TICKER
MainStay Balanced Fund	278846415	MBNRX
MainStay MAP Fund	56062X864	MAPRX
MainStay Mid Cap Value Fund	56062X781	MMIRX
MainStay Value Fund	56062X823	MVARX
MainStay International Equity	56062X880	MIERX
MainStay Large Cap Growth Fund	56062X633	MLRRX
MainStay ICAP International Fund	448926709	ICETX
MainStay ICAP Select Equity Fund	448926857	ICSWX
MainStay ICAP Equity Fund	448926790	ICAWX
MainStay Retirement 2010 Fund	27885C791	MYRRX
MainStay Retirement 2020 Fund	27885C759	MYRTX
MainStay Retirement 2030 Fund	27885C684	MRTOX
MainStay Retirement 2040 Fund	27885C635	MSREX
MainStay Retirement 2050 Fund	27885C577	MSROX

4

MainStay Funds Class R2 Shares
Service Organization’s compensation shall be a combination of an annual shareholder service fee of ___% and a sub-transfer agency fee of ___% of the average daily net assets held in the account, calculated and payable quarterly for the funds listed below:

Fund Name	CUSIP	TICKER
MainStay Balanced Fund	278846399	MBCRX
MainStay MAP Fund	56062X856	MPRRX
MainStay Mid Cap Value Fund	56062X773	MMRRX
MainStay Value Fund	56062X815	MVRTX
MainStay International Equity	56062X872	MIRRX
MainStay Large Cap Growth Fund	56062X625	MLRTX
MainStay ICAP International Fund	448926808	ICEYX
MainStay ICAP Select Equity Fund	448926840	ICSYX
MainStay ICAP Equity Fund	448926782	ICAYX
MainStay Retirement 2010 Fund	27885C783	MYRWX
MainStay Retirement 2020 Fund	27885C734	MYRVX
MainStay Retirement 2030 Fund	27885C676	MRTUX
MainStay Retirement 2040 Fund	27885C627	MSRQX
MainStay Retirement 2050 Fund	27885C569	MSRPX

MainStay Funds Class R3 Shares
Service Organization’s compensation shall be a combination of an annual shareholder service fee of ___% and a sub-transfer agency fee of ___% of the average daily net assets held in the account, calculated and payable quarterly for the funds listed below:

Fund Name	CUSIP	TICKER
MainStay Balanced Fund	27885C833	MBDRX
MainStay MAP Fund	56062X591	MMAPX
MainStay Mid Cap Growth	56062X583	MMGRX
MainStay Mid Cap Opportunity	27885C841	MMORX
MainStay International Equity	56062X575	MIFRX
MainStay Large Cap Growth Fund	56062X617	MLGRX
MainStay ICAP International Fund	448926881	ICEZX
MainStay ICAP Select Equity Fund	448926832	ICSZX
MainStay ICAP Equity Fund	448926774	ICAZX
MainStay Retirement 2010 Fund	27885C775	MYREX
MainStay Retirement 2020 Fund	27885C726	MYRZX
MainStay Retirement 2030 Fund	27885C668	MRTVX
MainStay Retirement 2040 Fund	27885C619	MSRZX
MainStay Retirement 2050 Fund	27885C551	MSRWX

5

EXHIBIT I
To
SELLING AND SERVICES AGREEMENT

Procedures for Pricing and Order/Settlement Through National Securities Clearing
Corporation’s Mutual Fund Profile System and Mutual Fund Settlement, Entry and
Registration Verification System

1. As provided in Section 3(f) of the Selling and Services Agreement and Fund Participation Agreement, the parties hereby agree to provide pricing information, execute orders and wire payments for purchases and redemptions of Fund shares through National Securities Clearing Corporation (“NSCC”) and its subsidiary systems as follows:

(a) Fund Service Provider or the Funds will furnish to ING Financial or its affiliate through NSCC’s Mutual Fund Profile System (“MFPS”) as well as via fax directly to ING at 860-723-9601 (1) the most current net asset value information for each Fund, (2) a schedule of anticipated dividend and distribution payment dates for each Fund, which is subject to change without prior notice, ordinary income and capital gain dividend rates on the Fund’s ex-date, and (3) in the case of fixed income funds that declare daily dividends, the daily accrual or the interest rate factor. All such information shall be furnished to ING Financial or its affiliate using reasonable best efforts by 6:30 p.m., but in no event shall such information be provided later than 7:00 p.m. Eastern Time on each business day that the Fund is open for business (each a “Business Day”). Changes in pricing information will be communicated to both NSCC and ING Financial or its affiliate.

(b) Upon receipt of Fund purchase, exchange and redemption instructions for acceptance as of the time at which a Fund's net asset value is calculated as specified in such Fund's prospectus (“Close of Trading”) on each Business Day (“Instructions”), and upon its determination that there are good funds with respect to Instructions involving the purchase of Shares, ING Financial or its affiliate will calculate the net purchase or redemption order for each Fund. Orders for net purchases or net redemptions derived from Instructions received by ING Financial or its affiliate prior to the Close of Trading on any given Business Day will be sent to the Defined Contribution Interface of NSCC’s Mutual Fund Settlement, Entry and Registration Verification System (“Fund/SERV”) by 5:00 a.m. Eastern Time on the next Business Day. Subject to ING Financial’s or its affiliate’s compliance with the foregoing, ING Financial or its affiliate will be considered the agent of the Fund Service Provider and the Funds, and the Business Day on which Instructions are received by ING Financial or its affiliate in proper form prior to the Close of Trading will be the date as of which shares of the Funds are deemed purchased, exchanged or redeemed pursuant to such Instructions.

Instructions received in proper form by ING Financial or its affiliate after the Close of Trading on any given Business Day will be treated as if received on the next following Business Day. Dividends and capital gains distributions will be automatically reinvested at net asset value in accordance with the Fund's then current prospectuses.

6

(c) ING Financial or its affiliate will wire payment for net purchase orders by the Fund’s NSCC Firm Number, in immediately available funds, to an NSCC settling bank account designated by ING Financial or its affiliate no later than 5:00 p.m. Eastern time on the same Business Day such purchase orders are communicated to NSCC.

For purchases of shares of daily dividend accrual funds, those shares will not begin to accrue dividends until the day the payment for those shares is received.

(d) NSCC will wire payment for net redemption orders by Fund, in immediately available funds, to an NSCC settling bank account designated by ING Financial or its affiliate, by 5:00 p.m. Eastern Time on the Business Day such redemption orders are communicated to NSCC, except as provided in a Fund's prospectus and statement of additional information.

(e) With respect to (c) or (d) above, if Fund Service Provider does not send a confirmation of ING Financial’s or its affiliate’s purchase or redemption order to NSCC by the applicable deadline to be included in that Business Day’s payment cycle, payment for such purchases or redemptions will be made the following Business Day.

(f) If on any day ING Financial or its affiliate or Fund Service Provider is unable to meet the NSCC deadline for the transmission of purchase or redemption orders, it may at its option transmit such orders and make such payments for purchases and redemptions directly to Fund Service Provider or to ING Financial or its affiliate, as applicable, as is otherwise provided in Section 4 of the Agreement.

(g) These procedures are subject to any additional terms in each Fund's prospectus and the requirements of applicable law. The Funds reserve the right, at their discretion and without notice, to suspend the sale of shares or withdraw the sale of shares of any Fund.

2. ING Financial or its affiliate, Fund Service Provider and clearing agents (if applicable) are each required to have entered into membership agreements with NSCC and met all requirements to participate in the MFPS and Fund/SERV systems before these procedures may be utilized. Each party will be bound by the terms of their membership agreement with NSCC and will perform any and all duties, functions, procedures and responsibilities assigned to it and as otherwise established by NSCC applicable to the MFPS and Fund/SERV system and the Networking Matrix Level utilized.

3. Except as modified hereby, all other terms and conditions of the Agreement shall remain in full force and effect. Unless otherwise indicated herein, the terms defined in the Agreement shall have the same meaning as in this Exhibit.

7

EXHIBIT II

ING “EXCESSIVE TRADING” POLICY

The ING Family of insurance	1. ING actively monitors fund transfer	2.	If ING determines that an individual
companies (“ING”), as providers	and reallocation activity within its		has made a purchase of a fund
of multi-fund variable insurance	variable insurance and retirement		within 60 days of a prior round-trip
and retirement products, has	products to identify Excessive		involving the same fund, ING will
adopted this Excessive Trading	Trading.		send them a letter warning that
Policy to respond to the demands			another sale of that same fund
of the various fund families which	ING currently defines Excessive Trading as		within 60 days of the beginning of
make their funds available			the prior round-trip will be deemed
through our variable insurance	a. More than one purchase and		to be Excessive Trading and result
and retirement prod-ucts to	sale of the same fund (including		in a six month suspension of their
restrict excessive fund trading	money market funds) within a 60		ability to initiate fund transfers or
activity and to ensure compliance	calendar day period (hereinafter,		reallocations through the Internet,
with Section 22c-2	a purchase and sale of the same		facsimile, Voice Response Unit
of the Investment Company Act	fund is referred to as “round-		(VRU), telephone calls to the ING
of 1940, as amended. ING’s	trip”). This means two or more		Customer Service Center, or other
current definition of Excessive	round-trips involving the same		electronic trading medium that
Trading and our policy with	fund within a 60 calendar day		ING may make available from time
respect to such trading activity	period would meet ING’s		to time (“Electronic Trading
is outlined below.	definition of Excessive Trading:		Privileges”). Likewise, if ING
	or		determines that an individual has
	b. Six round-trips within a twelve		made five round-trips within a twelve
	month period.		month period, ING will send them a
letter warning that another purchase
	The following transactions are excluded		and sale of that same fund within
	when determining whether trading		twelve months of the initial purchase
	activity is excessive:		in the first round-trip in the prior
	a. Purchases or sales of shares		twelve month period will be deemed
	related to non-fund transfers		to be Excessive Trading and result in
	(for example, new purchase		a six month suspension of their
	payments, withdrawals and		Electronic Trading Privileges.
	loans);		According to the needs of the
various business units, a copy of the
	b. Transfers associated with		warning letters may also be sent, as
	scheduled dollar cost averaging,		applicable, to the person(s) or entity
	scheduled rebalancing or		authorized to initiate fund transfers
	scheduled asset allocation		or reallocations, the agent/registered
	programs;		representative or investment adviser
	c. Purchases and sales of fund		for that individual. A copy of the
	shares in the amount of $5,000		warning letters and details of the
	or less;		individual’s trading activity may
also be sent to the fund whose shares
	d. Purchases and sales of funds that		were involved in the trading activity.
affirmatively permit short-term
trading in their fund shares, and
movement between such funds
and a money market fund; and

e. Transactions initiated by a member of the ING family of insurance companies.

ING Logo

ING “EXCESSIVE TRADING” POLICY

3. If ING determines that an individual	4. Following the six month suspension	6.	Each fund available through ING’s
has used one or more of its products	period during which no additional		variable insurance and retirement
to engage in Excessive Trading,	Excessive Trading is identified,		products, either by prospectus or
ING will send a second letter to the	Electronic Trading Privileges may		stated policy, has adopted or may
individual. This letter will state that	again be restored. ING will continue		adopt its own excessive/frequent
the individual’s Electronic Trading	to monitor the fund transfer and		trading policy. ING reserves the
Privileges have been suspended for a	reallocation activity, and any future		right, without prior notice, to
period of six months. Consequently,	Excessive Trading will result in an		implement restrictions and/or
all fund transfers or reallocations,	indefinite suspension of the		block future purchases of a fund
not just those which involve the fund	Electronic Trading Privileges.		by an individual who the fund
whose shares were involved in the	Excessive Trading activity during		has identified as violating its
Excessive Trading activity, will then	the six month suspension period		excessive/frequent trading policy.
have to be initiated by providing	will also result in an indefinite		All such restrictions and/or
written instructions to ING via	suspension of the Electronic		blocking of future fund purchases
regular U.S. mail. During the six	Trading Privileges.		will be done in accordance with
month suspension period, electronic			the directions ING receives from
“inquiry only” privileges will be	5. ING reserves the right to limit fund		the fund.
permitted where and when possible.	trading or reallocation privileges
A copy of the letter restricting future	with respect to any individual, with
transfer and reallocation activity to	or without prior notice, if ING
regular U.S. mail and details of the	determines that the individual’s
individual’s trading activity may also	trading activity is disruptive,
be sent to the fund whose shares	regardless of whether the individual’s
were involved in the Excessive	trading activity falls within the
Trading activity.	definition of Excessive Trading set
forth above. Also, ING’s failure to
send or an individual’s failure to
receive any warning letter or other
notice contemplated under this
Policy will not prevent ING from
suspending that individual’s Electronic Trading Privileges or taking any other action provided
for in this Policy.

www.ing.com/us www.ingretirementplans.com
Insurance products, annuities and retirement plan funding that are issued by (third party administrative services may also be provided by) ING Life Insurance and Annuity
Company and ReliaStar Life Insurance Company are distributed by ING Financial Advisers, LLC (member SIPC). One Orange Way, Windsor, CT 06095-4774. These companies are wholly owned, indirect subsidiaries of ING Groep N.V. Securities may also be distributed through other broker-dealers with which ING has selling agreements. Insurance obligations are the responsibility of each individual company. Products and services may not be available in all states.
©2007 North America Insurance Company C07-0613-002 (6/07)

PDF.M.S.MS.1796 (8/07)	Retirement Insurance Investments	ING Logo